EXHIBIT 4.2

      THIS AGREEMENT OF TRUST dated as of February 5, 1998, between MID-AMERICA FINANCE, INC., a Delaware corporation, as depositor (the "Depositor"), MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation ("MAAC") and LASALLE NATIONAL BANK, a national banking association, as trustee (the "Trustee").

                             W I T N E S S E T H:

      WHEREAS, the Depositor and the Trustee desire to create the Mid-America Mortgage Trust, 1998-1 (the "Trust") for the initial benefit of the Depositor; and

      WHEREAS, the Trust is being created by the Depositor with the knowledge that simultaneously with the consummation of a public offering (the "Certificate Offering") of commercial mortgage pass-through certificates (the "Certificates") representing beneficial ownership of the corpus of the trust and the Depositor's rights as the grantor of the Trust, the Depositor and the Trustee will enter into that certain Amended and Restated Agreement of Trust in substantially the form attached hereto as EXHIBIT A (the "Amended and Restated Trust Agreement").

      NOW, THEREFORE, In consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                          DECLARATION OF TRUST FUND

      SECTION 1.01 CREATION AND DECLARATION OF TRUST FUND. The Depositor hereby establishes the Trust and hereby irrevocably sells, transfers, assigns, delivers, sets over and otherwise conveys or causes to be conveyed to the Trustee for the benefit of Depositor, without recourse, the sum of One Thousand Dollars ($1,000.00) (the "Trust Fund").

      SECTION 1.02 ACCEPTANCE BY TRUSTEE. The Trustee hereby acknowledges receipt of the entire beneficial interest in the Trust Fund and declares that the Trustee holds and will hold such assets delivered to the Trustee in trust, and subject to the provisions herein set forth, for the use and benefit of the Depositor.

      SECTION 1.03 REPRESENTATIONS AND WARRANTIES OF THE DEPOSITOR. The Depositor hereby represents and warrants to the Trustee that:

      (a) the Depositor is a special purpose corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its property, to carry
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on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

      (b) the execution, delivery and performance of this Agreement by the Depositor have been duly authorized by all necessary action on the part of the Depositor; neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under (i) any or the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties; (ii) the certificate of incorporation or bylaws of the Depositor; or
(iii) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound; neither the Depositor nor any of its Affiliates is a party to, bound by, or in breach of or in violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or to the best knowledge of the Depositor may in the future materially and adversely affect (A) the ability of the Depositor to perform its obligations under this Agreement or (B) the business, operations, financial condition, properties or assets of the Depositor;


      (c) the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

      (d) this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

      (e) there are no actions, suits or proceedings pending or, to the best of the Depositor's knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Depositor may be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or materially and adversely affect its ability to perform its obligations under this Agreement;

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      (f) the Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Depositor or its properties or might have consequences that would materially and adversely affect its performance hereunder; and

      (g) the Depositor has taken no action to impair or encumber the title to the Trust Fund or to subject it to any offsets, defenses or counterclaims during the Depositor's ownership thereof.

      The representations and warranties of the Depositor set forth in this
SECTION 1.03 shall be continuing and shall survive the transfer and assignment of the Trust Fund to the Trustee.

                                  ARTICLE II
                           DISPOSITION OF TRUST FUND

      SECTION 2.01. Upon the earlier to occur of (i) December 31, 1998 or (ii) the consummation of the Certificate Offering, the Trustee shall deliver to the Depositor the Trust Fund. In the event the delivery occurs pursuant to clause
(i) above, the Trust shall terminate and shall be of no further force and effect. In the event the delivery occurs pursuant to clause (ii) above, the delivery shall not occur until the Trust has acquired ownership of the % First Mortgage Bonds, Due 2003 of Mid-America Capital Partners, L.P. (the "Bonds") and shall occur immediately before the Amended and Restated Trust Agreement is executed.

                                  ARTICLE III
                            CONCERNING THE TRUSTEE

      SECTION 3.01 DUTIES OF TRUSTEE. The Trustee undertakes with respect to the Trust Fund to perform such duties and only such duties as are specifically set forth in this Agreement. Specifically, the Trustee shall, on behalf of the Trust, execute the registration statement (the "Registration Statement") prepared by the Depositor, and Mid-America Capital Partners, L.P. in connection with the Certificate Offering. The Depositor shall not be obligated to monitor or supervise the performance by the Trustee of its duties hereunder. Any permissive right of the Trustee set forth in this Agreement shall not be construed as a duty.

      SECTION 3.02 CERTAIN MATTERS AFFECTING THE TRUSTEE.

      (a)   Except as otherwise provided in SECTION 3.01:

             (i) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate of auditors or any other certificate,

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                  statement, instrument, opinion, report, notice, request,
                  consent, order, approval, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) the Trustee may consult with counsel and any advice or opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel;

            (iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of the Depositor, pursuant to the provisions of this Agreement, unless the Depositor shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities, including reasonable legal fees, which may be incurred therein or thereby;

            (iv) the Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) the Trustee shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein (except as specifically required by this Agreement) or to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document;

            (vi) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and shall not be liable for the actions or omissions of any such agents or attorneys selected with due care or the actions or omissions of the Depositor; and

            (vii) the Trustee shall not be required to expend its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such liability is not assured to it.

      SECTION 3.03
INDEMNIFICATION. (a) No recourse shall be had for any claim based on any provisions of this Agreement against the Trustee in its individual capacity, the Trustee shall not have any

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personal obligation, liability or duty whatsoever to the Depositor or any other person with respect to any such claim, and any such claim shall be asserted solely against the Trust Fund or any indemnitor who shall furnish indemnity as provided in this Agreement.

      (b) Neither the Trustee, by reason of the action or inaction of the Trustee, nor any of its directors, officers, employees or agents or "control persons" (within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (defined below)) shall be under any liability to the Trust Fund for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment. The Trustee and any director, officer, employee or agent or "control person" (within the meaning of the Securities Act) of the Trustee shall be indemnified jointly and severally by the Depositor and MAAC and held harmless against any loss, liability or expense incurred in connection with or related to the Trustee's performance of its powers and duties under this Agreement, including in connection with the Trustee's execution of the Registration Statement. and the preparation and distribution of related documents including any offering materials in connection with the offering of any securities issued pursuant to the Amended and Restated Trust Agreement.. The indemnification provided hereunder shall survive the resignation or removal of the Trustee and the termination of this Agreement.

      (c) The Depositor and MAAC , jointly and severally, will indemnify and hold harmless the Trustee against any losses, claims, damages or liabilities, to which the Trustee may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any other securities laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any breach of any warranty or covenant of the Depositor herein contained or any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Trustee for any legal or other expenses reasonably incurred by the Trustee in connection with investigating or defending any such loss, claim, damage, liability or action. In addition to their other obligations under this SECTION 3.03(C), each of the Depositor and MAAC agree that, as an interim measure during the pendency of any such claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this SECTION 3.03(C), it will reimburse the Trustee on a monthly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Depositor's and MAAC's joint and several obligation to reimburse the Trustee for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. Any such interim reimbursement payments that are not made to the Trustee within thirty (30) days of a request for reimbursement shall bear interest at the prime rate (or reference rate or other commercial lending rate for borrowers of the highest credit standing) published from time to time by The Wall Street Journal (the "Prime Rate") from the date of such request. This indemnity agreement shall be in addition to any liabilities that the Depositor and

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MAAC may otherwise have hereunder or under any securities laws or otherwise in connection with the transaction contemplated by this Agreement and the Registration Statement. Neither the Depositor nor MAAC shall, without the prior written consent of the Trustee, settle or compromise or consent to the entry of any judgment in any pending or threatened action or claim or related cause of action or portion of such cause of action in respect of which indemnification may be sought hereunder (whether or not the Trustee is a party to such action or claim), unless such settlement, compromise or consent includes an unconditional release of the Trustee from all liability arising out of such action or claim (or related cause of action or portion thereof). The indemnity agreement in this
SECTION 3.03(C) shall extend upon the same terms and conditions to, and shall inure to the benefit of, each person, if any, who controls the Trustee within the meaning of the Securities Act or the Exchange Act to the same extent as such agreement applies to the Trustee.

      (d) In order to provide for just and equitable contribution in circumstances under which the indemnity provided for in this Section 3.03 is for any reason judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the right of appeal) to be unenforceable by the indemnified parties although applicable in accordance with its terms, the Depositor and MAAC, on the one hand, and the Trustee, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity incurred by the Depositor and MAAC and the Trustee, as incurred,
(i) in such proportions as is appropriate to reflect the relative benefits received by the Depositor and MAAC on the one hand and the Trustee on the other from the offering of the securities pursuant to the Registration Statement, or
(ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Depositor and MAAC, on the one hand, and the Trustee, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Depositor and MAAC on the one hand and the Trustee on the other in connection with the offering of securities pursuant to the Registration Statement shall be deemed to be in the same proportion that the total net proceeds from the offering of such securities (before deducting expenses) received by the Depositor and the fee received by the Trustee bear to the aggregate offering price of such such securities. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Depositor or MAAC, on the one hand, or by the Trustee, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Depositor, MAAC, and the Trustee agree that it would not be just and equitable if contributions pursuant to this Section 3.03(d) were determined by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 3.03(d). The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending such action or

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claim. For purposes of this Section 3.03(d), each person, if any, who controls the Trustee within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as the Trustee.

      SECTION 3.04 TRUSTEE'S FEES AND EXPENSES. The Depositor shall pay or cause to be paid to the Trustee the Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by the Trustee in the execution of the Trust Fund and in the exercise and performance of any of the powers and duties hereunder of the Trustee.

      SECTION 3.05 ELIGIBILITY REQUIREMENTS FOR TRUSTEE. The Trustee hereunder shall not be an Affiliate of the Depositor and shall at all times be a corporation organized and doing business under the laws of any State, the United States of America, or the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 (or shall be a member of a bank holding system, the aggregate combined capital and surplus of which is at least $100,000,000), and shall be subject to supervision or examination by Federal, State, or District of Columbia authority and which, in the case of any successor Trustee as evidenced in writing by each Rating Agency, will not adversely affect the then current rating of the Offered Certificates. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in SECTION 3.06.

      SECTION 3.06      RESIGNATION AND REMOVAL OF TRUSTEE.

      (a) The Trustee may at any time resign and be discharged from the trusts hereby created by (i) giving written notice of resignation to the Depositor not less than 60 days before the date specified in such notice when, subject to
SECTION 3.07, such resignation is to take effect, and (ii) acceptance by a successor trustee appointed by the Depositor in accordance with SECTION 3.07 meeting the qualifications set forth in SECTION 3.05. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

      (b) The Depositor, may at any time, upon the payment to the Trustee of all fees, costs and expenses (including, without limitation, costs and expenses incurred by the Trustee in connection with its removal and the transfer of its duties hereunder to a successor Trustee) and indemnification payments then owing pursuant to this Agreement, remove the Trustee and appoint a successor trustee by written instrument or instruments, signed by the Depositor, one complete set of which instrument or instruments shall be set to the Trustee so removed and one complete set to the successor so appointed.

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      (c) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section shall become effective upon acceptance of appointment by the successor trustee as provided in
SECTION 3.07.

      SECTION 3.07 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided in SECTION 3.06 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee an instrument accepting such appointment hereunder. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee shall deliver or cause to be delivered to the successor trustee any documents and statements held by it hereunder, and the Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

      No successor trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee shall be eligible under the provisions of SECTION 3.05.

      SECTION 3.08 MERGER OR CONSOLIDATION OF TRUSTEE. Any entity into which the Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any person or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such person or entity shall be eligible under the provisions of SECTION 3.05, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

      SECTION 3.09 LIMITATION ON RIGHTS OF THE TRUSTEE. The Trustee shall have only those rights and powers specifically set forth herein as necessary, appropriate and incidental to the performance of its duties hereunder, including, without limitation, the right and power to hold the Trust Fund for the benefit of the Depositor and to distribute the Trust Fund to the Depositor as provided in SECTION 2.01 hereof. The Trustee shall have no right or power to
(i) sell or otherwise transfer the Trust Fund, except pursuant to the provisions of SECTION 2.01, (ii) borrow any money on behalf of or from the Trust, or (iii) acquire additional property for inclusion in the Trust, with the exception of the Bonds and any other property specifically identified in the Amended and Restated Trust Agreement.

                                  ARTICLE IV

                           MISCELLANEOUS PROVISIONS

      SECTION 4.01 AMENDMENT. This Agreement may be amended from time to time by the mutual agreement of the Depositor and the Trustee.

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      SECTION 4.02 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

      SECTION 4.03 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

      SECTION 4.04 NOTICES. All demands, notices and communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered to (i) in the case of the Depositor, to Mid-America Finance, Inc., Simon R.C. Wadsworth, 6584 Poplar Avenue, Suite 340, Memphis, Tennessee, 38138, with a copy to John A. Good, Baker, Donelson, Bearman & Caldwell, 165 Madison Avenue, Suite 2000, Memphis, Tennessee 38103, and (ii) in the case of the Trustee, to 135 South LaSalle Street, Suite 1625, Chicago, Illinois, 60674-4170,
Attention: Asset-Backed Securities Trust Services; MidAmerica 1998-1; or in each case such other address as may hereafter be furnished to the other parties hereto in writing.

      SECTION 4.05 SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

      SECTION 4.06 REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      SECTION 4.07 NO PARTNERSHIP. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

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      SECTION 4.08 SUCCESSORS AND ASSIGNS. The rights and obligations of any party hereto shall not be assigned by such party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the Depositor, and the Trustee and their respective permitted successors and assigns.

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      IN WITNESS WHEREOF, the Parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                         MID-AMERICA FINANCE, INC.
                                         as Depositor

                                         By: /s/Simon R.C. Wadsworth
                                         Name:  Simon R.C. Wadsworth
                                         Title: Executive Vice President and CFO


                                         LASALLE NATIONAL BANK
                                         as Trustee

                                         By: /s/ Susan S. Steves
                                         Name:   Susan S Steves
                                         Title:  Executive Vice President

Mid-America Apartment Communities, Inc., a Tennessee corporation hereby joins in this Agreement for the purpose of the indemnification obligations contained in
Section 3.03 of this Agreement.

                              MID-AMERICA APARTMENT COMMUNITIES, INC.

                              By: /s/ Simon R.C. Wadsworth
                              Title:  Executive Vice President and CFO

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